QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

HMS HOLDINGS CORP.
LIST OF SUBSIDIARIES

Subsidiary	State of Incorporation
Health Management Systems, Inc. 401 Park Avenue South New York, NY 10016	New York
HMS Business Services Inc. 401 Park Avenue South New York, NY 10016	New York
Reimbursement Services Group Inc. 401 Park Avenue South New York, NY 10016	New York
Permedion Inc. 350 Worthington Rd. Westerville, OH 43082	New York
IntegriGuard LLC dba HMS Federal 2121 North 117th Ave. Omaha, NE 68164	Delaware
Allied Management Group - Special Investigations Unit 825 N. Park Center Drive Suite 102 Santa Ana, CA 92705	California
HealthDataInsights, Inc. 7501 Trinity Peak Street Las Vegas, NV 89128	Nevada

QuickLinks

  Exhibit 21.1
HMS HOLDINGS CORP. LIST OF SUBSIDIARIES